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                                                                    EXHIBIT 99.2

              CHARTER OF THE COMPENSATION AND NOMINATING COMMITTEE
                            OF THE BOARD OF DIRECTORS

I.       PURPOSE

The Compensation and Nominating Committee of Allied Holdings, Inc. (the "Company") shall carry out the overall responsibility of the Board of Directors (the "Board") relating to executive compensation and shall provide assistance to the Board in fulfilling its responsibilities to the shareholders by:

         - Assisting the Board with respect to the Company's compensation programs and compensation of the Company's executives;

         - Producing an annual report of the Compensation and Nominating Committee on executive compensation for inclusion in the Company's annual proxy statement, in accordance with applicable rules and regulations; and

         - Identifying individuals qualified to become directors, consistent with criteria approved by Board, and recommending to the Board for selection the candidates for all directorships to be filled by the Board or by the shareholders.

II.      STRUCTURE AND OPERATIONS

Composition and Qualifications

All members of the Compensation and Nominating Committee shall meet the independence requirements of the American Stock Exchange LLC ("AMEX"), Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), the rules and regulations of the Securities and Exchange Commission (the "SEC"), including Rule 16b-3(d)(1), and Section 162(m) of the Internal Revenue Code.

Appointment and Removal

The members of the Compensation and Nominating Committee shall be designated by the Board annually and each member shall serve until such member's successor is duly designated or until such member's earlier resignation or removal. Any member of the Compensation and Nominating Committee may be removed from the Committee, with or without cause, by a majority vote of the Board.

Unless a Chairperson is designated by the Board, the members of the Compensation and Nominating Committee shall designate a Chairperson by majority vote of the full Compensation and Nominating Committee membership. The Chairperson will chair all sessions of the Compensation and Nominating Committee and set the agendas for Compensation and Nominating Committee meetings.

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Delegation to Subcommittees

In fulfilling its responsibilities, the Compensation and Nominating Committee may delegate its responsibilities to a subcommittee of the Compensation and Nominating Committee and, to the extent not expressly reserved to the Compensation and Nominating Committee by the Board or by applicable law, rule or regulation, to any other committee consisting entirely of directors who meet the independence requirements of the AMEX, Section 10A(m)(3) of the Exchange Act, the rules and regulations of the SEC and Section 162(m) of the Internal Revenue Code.

III.     MEETINGS

The Compensation and Nominating Committee shall ordinarily meet at least two times annually, or more frequently as circumstances dictate. Any member of the Compensation and Nominating Committee may call meetings of the Compensation and Nominating Committee.

Any director of the Company who is not a member of the Compensation and Nominating Committee may attend meetings of the Compensation and Nominating Committee; provided, however, that any director who is not a member of the Compensation and Nominating Committee may not vote on any matter coming before the Compensation and Nominating Committee for a vote. The Compensation and Nominating Committee also may invite to its meetings any member of management of the Company and such other persons as it deems appropriate in order to carry out its responsibilities. The Compensation and Nominating Committee may meet in executive session, as the Compensation and Nominating Committee deems necessary or appropriate.

IV.      RESPONSIBILITIES AND DUTIES

The following functions shall be the common recurring activities of the Compensation and Nominating Committee in carrying out its purpose as set forth in Section I of this Charter. These functions should serve as a guide with the understanding that the Compensation and Nominating Committee may carry out additional functions and adopt additional policies and procedures as may be appropriate in light of changing business, legislative, regulatory, legal or other conditions. The Compensation and Nominating Committee shall also carry out any other responsibilities and duties delegated to it by the Board from time to time related to the purpose of the Compensation and Nominating Committee outlined in Section I of this Charter.

To fulfill its responsibilities and duties, the Compensation and Nominating Committee shall:

Compensation for Executive Officers/Officer Selection

         (1) Establish and review the overall executive compensation philosophy of the Company.

         (2) Review and approve the Company goals and objectives relevant to the compensation of the Chief Executive Officer ("CEO") and other executive officers' compensation, including annual performance objectives.

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         (3)      Evaluate the performance of the CEO and other executive
                  officers in light of established goals and objectives and, based on such evaluation, determine and approve the compensation, including annual salary, bonus, stock options, other incentive awards and other benefits, direct and indirect, of the CEO and other executive officers.

         (4)      Oversee the development of executive succession plans.

         (5) Review and recommend to the full Board, or approve as appropriate, new executive compensation plans, incentive-compensation plans and equity based plans and any amendments to or modifications of such plans.

         (6) Establish and periodically review policies in the area of senior management perquisites.

Monitoring Incentive and Equity-Based Compensation Plans

         (1) Perform duties delegated to the Compensation and Nominating Committee by the Board under various executive compensation plans.

         (2) Review and make recommendations to the full Board, or approve, as appropriate, all awards of stock, stock options and other incentive compensation awards to executive officers pursuant to the Company's executive plans.

         (3) Monitor compliance by executives with the terms and conditions of the Company's executive compensation plans.

         (4) Select, retain, terminate and/or replace, as needed, compensation and benefits consultants and other outside experts to provide independent advice to the Compensation and Nominating Committee. In that connection, in the event the Compensation and Nominating Committee retains a compensation consultant or other expert, or if the Company should retain a compensation consultant or other expert to assist in the evaluation of the CEO or senior executive compensation, the Compensation and Nominating Committee shall have the sole authority to approve such consultant's or expert's fees and other retention terms.

Board Composition, Evaluation and Compensation

         (1) Establish criteria or factors to consider for the selection of new directors to serve on the Board.

         (2) Identify individuals believed to be qualified as candidates to serve on the Board and recommend that the Board select the candidates for all directorships to be filled by the Board or by the shareholders at an annual or special meeting. In addition, the Compensation and Nominating Committee shall review and make

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                  recommendations to the Board whether members of the Board
                  should stand for re-election.

         (3) Conduct all necessary and appropriate inquiries into the backgrounds and qualifications of possible candidates as directors. In that connection, the Compensation and Nominating Committee shall have sole authority to retain and to terminate any search firm to be used to assist it in identifying candidates to serve as directors of the Company, including sole authority to approve the fees payable to such search firm and any other terms of retention.

         (4) Review and make recommendations, as the Compensation and Nominating Committee deems appropriate, regarding the qualifications for Board membership and the composition and size of the Board in order to ensure the Board has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds.

         (5) Recommend each year to the Board compensation and benefits for directors.

         (6) Select, retain, terminate and/or replace, as needed, recruiters to assist the Compensation and Nominating Committee in identifying candidates. In that connection, in the event the Compensation and Nominating Committee retains a recruiter, the Compensation and Nominating Committee shall have the sole authority to approve such recruiter's fees and other retention terms.

Committee Selection and Composition

         (1) Recommend members of the Board to serve on the committees of the Board, giving consideration to rotation of committee membership and the criteria for service on each committee as set forth in the charter for such committee, as well as to any factors the Compensation and Nominating Committee deems relevant, and where appropriate, make recommendations regarding the removal of any member of any committee.

Reports

         (1) Prepare an annual report on executive compensation for inclusion in the Company's proxy statement, in accordance with applicable rules and regulations.

         (2) Report regularly to the Board (i) following meetings of the Compensation and Nominating Committee, (ii) with respect to such other matters as are relevant to the Compensation and Nominating Committee's discharge of its responsibilities and
                  (iii) with respect to such recommendations as the Compensation and Nominating Committee may deem appropriate. The report to the Board may take the form of an oral report by the Chairperson or any other member of the Compensation and Nominating Committee designated by the Compensation and Nominating Committee to make such report.

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         (3)      Maintain minutes and other records of meetings and activities of the Compensation and Nominating Committee, as appropriate under applicable law.

V.       ANNUAL EVALUATION

The Compensation and Nominating Committee shall review and reassess, at least annually, the adequacy of this Charter and recommend to the Board any improvements to this Charter that the Compensation and Nominating Committee considers necessary or appropriate.

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